Exhibit 10.1

March 31, 2013

Lee F. Allen, M.D., Ph.D.

[address]

[address]

Re:                             Separation and Consulting Agreement

Dear Lee:

This letter sets forth the terms of the separation and consulting agreement (the “Agreement”) that AMAG Pharmaceuticals, Inc.  (“AMAG” or the “Company”) and Lee F. Allen, M.D., Ph.D. (the “Employee” or “you”) have agreed to establish an amicable arrangement under which you provide certain consulting services and you release the Company from specified claims, and, in return, you receive severance pay and other benefits.

1.                                      Separation.  Your last day of employment as Chief Medical Officer and Executive Vice President of Clinical Development of the Company and your date of “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) (a “Separation from Service”) will be March 31, 2013 (the “Separation Date”).

2.                                      Accrued Salary and Vacation; Retention Bonus.  On the Separation Date, and regardless of whether you enter into this Agreement, the Company will pay you (i) all accrued salary, subject to standard payroll deductions and withholdings, (ii) all accrued and unused vacation earned through the Separation Date (if any), subject to standard payroll deductions and withholdings, and (iii) the amount of any unreimbursed business expenses.  You are entitled to these payments whether or not you sign this Agreement.  You acknowledge and agree that on March 7, 2013, you received your bonus amount in connection with calendar year 2012.  You shall also remain eligible to receive a one-time, lump sum bonus in the amount of $210,000, subject to standard payroll deductions and withholdings, pursuant to Section 2 of that Retention Agreement between you and the Company dated August 27, 2012 (the “Retention Agreement”), subject to the terms and conditions set forth therein.

3.                                      Severance and Payments for Health Care Continuation Coverage.

(a)                                 Severance Payments.  As part of this Agreement, provided that you sign this Agreement within twenty-one (21) days of the Separation Date and do not revoke the ADEA Waiver as defined in Section 13 of this Agreement, the Company will pay you, as severance, twelve (12) months of your base salary continuation of $375,000 on an annualized basis (i.e., your base salary in effect as of the Separation Date), less applicable taxes and withholdings (the “Severance Payments”).

(b)                                 COBRA Payments.  In addition, as part of this Agreement, provided that you sign this Agreement within twenty-one (21) days of the Separation Date and do not revoke the ADEA Waiver as defined in Section 13 of this Agreement, to the extent you were participating in the Company’s group health plan prior to the Separation Date and elect continuation coverage as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, the Company will pay to you a monthly cash payment equal to the monthly premium that was in effect as of the Separation Date until the earlier of (i) six months from the Separation Date or (ii) the date you are provided with health and dental coverage by another employer’s health and dental plan (the “COBRA Payments” and, together with the Severance Payments, the “Separation Payments”).

(c)                                  The Separation Payments shall be paid on the same payroll schedule on which current Company employees are paid during the twelve (12)-month period (or, with respect to the COBRA Payments, such lesser time period as set forth in the preceding sentence) beginning on the first payroll date following the Effective Date (as defined in Section 13).  Notwithstanding the foregoing, if the Company determines that the Separation Payments constitute “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) and you are, as of the Separation Date, a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of any adverse personal tax consequences under Section 409A, the timing of the Separation Payments shall be delayed until the earlier to occur of:  (a) the date that is six months and one day after your Separation from Service or (b) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”).  On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, if applicable) shall (i) pay to you a lump sum amount equal to the sum of the Separation Payments that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the Separation Payments in accordance with the applicable payment schedule set forth in this Agreement.  The Company has determined that you have incurred a “separation from service” in accordance with Section 409A.

4.                                      Consulting Agreement.  In exchange for your entering into and complying with this Agreement, and provided that this Agreement becomes effective by its terms, the Company agrees to retain you in a consulting role under the terms specified below.

(a)                                 Consulting Period.  The consulting relationship will commence on the Separation Date and continue until March 31, 2014 unless terminated earlier pursuant to Section 4(k) below or extended as specifically provided herein or by agreement of you and the Company (the “Consulting Period”).

(b)                                 Consulting Services.  You agree to provide the consulting services specified on Exhibit A (the “Consulting Services”).  You agree to exercise the highest degree of professionalism and utilize your expertise and talents in performing these services.  When providing such Consulting Services, you shall abide by all applicable federal, state and local laws, rules and regulations and the Company’s policies and procedures.

(c)                                  Consulting Fees.  During the Consulting Period, you will receive a consulting fee in an amount equal to $500 per hour (“Consulting Fee”) for Consulting Services actually performed.  On a monthly basis, you will provide an invoice setting forth the number of hours worked, including the date(s) the work was performed and a brief description of the work performed on such dates, and submit such invoice within five (5) days of the last business day of each month, and your Consulting Fee shall be paid in a lump sum on the 15th day of the following month.

(d)                                 Indemnification.

1.                                      Indemnification for Periods on or Before Separation Date:  The parties acknowledge and agree for periods on or before the Separation Date, the Company will indemnify you pursuant to the terms in the Indemnification Agreement between you and the Company on August 6, 2007 (the “Indemnification Agreement”).

2.                                      Indemnification for Periods After the Separation Date:  The parties acknowledge and agree for periods after the Separation Date, the Company will indemnify, defend and hold you harmless against any third party claims, including reasonable attorneys’ fees for defending those claims, related to you performing Consulting Services pursuant to the terms of this Agreement (except to the extent such claims result from your breach of this Agreement, your gross negligence or willful misconduct).

(e)                                  Equity Awards.  As of the Separation Date, the Company will consider your change in status from an employee to a consultant to not constitute a termination of your continuous service or “Business Relationship” with the Company for purposes of and as defined in the Company’s equity incentive plan (the “Equity Plan”) and the agreements governing your options, restricted stock units and other equity awards as set forth in Exhibit B (collectively, the “Equity Awards”).  As a result, your Equity Awards will continue to vest in accordance with their terms during your continuous service (provided that you remain in compliance with the terms of (i) this Agreement, including providing Consulting Services in accordance with Section 4(b) of this Agreement, (ii) Section 11 of that Amended and Restated Employment Agreement by and between you and the Company dated December 15, 2009, as amended by the Amendment dated February 1, 2011 and the Second Amendment dated November 3, 2011 (as amended, the “Employment Agreement”), (iii) Section 5 of the Retention Agreement and (iv) and your Nondisclosure and Developments Agreement dated August 6, 2007 (the “Nondisclosure Agreement”), and vesting of the Equity Awards will cease as of the earlier of either the termination of your continuous service, or the termination of the Consulting Period.  You will be able to exercise your vested stock options within the time period provided in your operative Equity Award agreements with the Company and the Equity Plan.  Note that your stock options may cease to qualify as “incentive stock options” within the meaning of Section 422 of the Code to the extent such stock options previously would have qualified as “incentive stock options.” You are advised to seek tax guidance from your personal tax advisors with regard to the potential change in tax treatment of the stock options if you enter into this Agreement, as well as the other tax-related implications of this Agreement.

(f)                                   Independent Contractor Relationship.  Your relationship with the Company after the Separation Date shall be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date.  It is understood and agreed that you will perform the Consulting Services under the general direction of the Company’s Chief Executive

Officer, but that you will determine, in your discretion, the manner and means by which the Consulting Services are accomplished, subject to the express condition that you will at all times comply with applicable federal, state and local laws and regulations. After the Separation Date, you will not be entitled to any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits, other than your entitlement to continued group health insurance coverage pursuant to COBRA due to your status as a former employee, and you expressly waiver any right to participate in any of the Company’s employee benefit plans or perquisites.

(g)                                 Taxes and Withholding.  As a consultant, you will be solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of Consulting Fees under this Agreement.  You will be solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement.  The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions.  The Company will regularly report amounts paid to you by filing Form 1099-MISC with the Internal Revenue Service as required by law.  You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacity, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fee, with the exception of the employer’s share of social security, if any.

(h)                                 Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation, including but not limited to salary or bonuses, severance or employee benefits on or after the Separation Date.

(i)                                    Limitations on Authority.  You will have no responsibilities or authority as a consultant to the Company other than as provided herein.  You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the Chief Executive Officer (or a designee of the Chief Executive Officer).  You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(j)                                    Proprietary Information and Inventions.  You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services.  Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company.  You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.  You further acknowledge your continuing obligations under your Nondisclosure Agreement not to use or disclose any confidential or proprietary information of the Company.  A copy of your Nondisclosure Agreement is attached hereto as Exhibit C.

(k)                                 Other Work Activities.  Subject to Section 5 of the Retention Agreement, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company.  The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage.  In order to protect the trade secrets and confidential and proprietary information of the Company, if you breach Section 5 of the Retention Agreement without the Company’s express written consent, or otherwise materially breach this Agreement, the Consulting Period shall terminate, the Company’s obligation to pay you the Separation Payments and/or the Consulting Fees will cease immediately, and your Equity Awards will cease vesting as provided in Section 4(d) of this Agreement.

(l)                                    Other Termination of Consulting Period.  The Company may not terminate the Consulting Period other than for Cause (as defined in the Employment Agreement).  Further, this Agreement shall terminate automatically in the event of (i) your death during the Consulting Period or (ii) your refusal or failure to provide Consulting Services in accordance with the terms of this Agreement.  You may terminate the Consulting Period at any time, for any reason, upon written notice to the Company, which termination shall extinguish the Company’s obligation to pay you any further Consulting Fees and the vesting of your Equity Awards shall immediately cease.  Upon termination of the Consulting Period by either party, the Company will pay only those Consulting Fees earned and expenses incurred through and including the effective date of such termination and the vesting of your Equity Awards shall immediately cease.

5.                                      Expense Reimbursements.

(a)                                 Business Expenses.  You agree that, on or before the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses to the extent reasonable pursuant to its regular business practice.  Pursuant to its regular business practice, the Company will reimburse you for documented business expenses incurred during the Consulting Period, provided that these expenses have been pre-approved by the Chief Executive Officer in writing.

(b)                                 Section 409A.  All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.  This Agreement shall be interpreted, administered and operated in accordance with Section 409A in all respects.

6.                                      Return of Company Property.  On the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  You agree that you will make a diligent search to locate any such documents, property and information on the Separation Date.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, no later than five (5) business days after the Separation Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part).  Your timely compliance with this Section 6 is a precondition to the Separation Payments to be provided pursuant to Section 3 of this Agreement.  Notwithstanding the foregoing, you may retain such documents, property, and materials during the Consulting Period only to the extent approved in writing by the Company and you shall return them immediately upon written request from the Company (and no later than upon termination or expiration of the Consulting Period).

7.                                      Non-solicitation; Non-competition.

(a)                                 Non-Solicitation.  You agree that during the Consulting Period and for one year following the termination or expiration of the Consulting Period, you shall not directly or indirectly, whether through your own efforts, or in any way assisting or employing the assistance of any other person or entity (including, without limitation, any consultant or any person employed by or associated with any entity with which you are employed or associated), recruit, solicit or induce (or in any way assist another in recruiting, soliciting or inducing) any employee or consultant of the Company to terminate his or her employment or other relationship with the Company.

(b)                                 Non-Competition.  In addition, you acknowledge that certain of your obligations under the Employment Agreement and the Retention Agreement were intended to, and do in fact, survive the termination of your employment with the Company.  You further agree and acknowledge that nothing contained in this Agreement shall be construed to relieve you of such ongoing obligations including, without limitation, those non-competition obligations set forth in Section 5 of the Retention Agreement.

(c)                                  Payments.  You further acknowledge that the Separation Payments provided for in Section 3 of this Agreement are in consideration for and contingent upon your continued compliance with any ongoing obligations under the Employment Agreement and the Retention Agreement and that such payments shall cease in the event you breach any of your contractual obligations set forth in the Employment Agreement or the Retention Agreement.

8.                                      Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you will not disclose the provisions of this Agreement to any current or former Company employee or any other Company personnel.  Notwithstanding the foregoing, during the Consulting Period you may disclose to third parties (including Company personnel) that you are a consultant to the Company.

9.                                      Nondisparagement.  You agree that as a condition for payment to you of the monetary consideration set forth in Section 3 of this Agreement, you shall not make any false, disparaging or derogatory statements (written or oral) in public or private to any person or media outlet regarding the Company, the Released Parties (as defined in Section 11 of this Agreement), the Released Parties’ officers, directors, investors or employees, the Company’s business practices, or which disrupts or impairs their normal operations, including actions that would (i) harm the Released Parties’ reputation with their current and prospective clients, business partners, or the public; or (ii) interfere with existing contracts or employment relationships with current and prospective clients, business partners or Released Parties’ employees, except if testifying accurately and truthfully under oath pursuant to a lawful court order or subpoena.  If you receive such a court order or subpoena, to the extent allowed by law, you or your attorney shall provide the Company with a copy of such court order or subpoena within two (2) business days of your receipt of it and shall notify the Company of the content of any testimony or information to be provided and shall provide the Company with copies of all documents to be produced.

10.                               Arbitration.  To ensure the rapid and economical resolution of disputes that may arise in connection with your employment or consulting relationship with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment or consulting relationship with the Company, or the termination of your employment or consulting relationship, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Boston, Massachusetts conducted by JAMS, Inc.  (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes.  By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (1) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (2) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  You and the Company shall pay an equal share of all JAMS arbitration fees.  Each party agrees to pay its own attorneys’ fees, unless statutory law provides for fee shifting; however, the prevailing party in any arbitration will be entitled to seek an award of attorneys fees and costs from the arbitrator.  Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

11.                               General Release.  In exchange for the amounts described in Section 3 of this Agreement, and other the good and valuable consideration provided to you by this Agreement that you are not otherwise entitled to receive and the sufficiency of which is hereby acknowledged, subject to the exceptions set forth in Section 4(d) and Section 12 of this Agreement, you and your representatives, agents, estate, heirs, successors and assigns hereby generally and completely release, discharge, indemnify and hold harmless the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, arising on or before the date that you sign this Agreement (collectively, the “Released Claims”).  Except as set forth in this Agreement, the Released Claims include, but are not limited to:

(i)                                     all claims arising out of or in any way related to your employment with the Company, change in employment status or the termination of that employment;

(ii)                                  all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, Equity Awards or any other ownership interests in the Company;

(iii)                               all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy;

(iv)                              all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under: the federal Civil Rights Act of 1964 (as amended); the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”); the Massachusetts Fair Employment Practice Act (as amended); the National Labor Relations Act, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001 et seq.; the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Older Workers Benefit Protection Act; the Occupational Safety and Health Act, as amended; the Family and Medical Leave Act of 1993 (“FMLA”), as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended; the Equal Pay Act; and laws relating to workers compensation, family and medical leave, retaliation, discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, marital status, pregnancy, national origin, ancestry, handicap, disability, veteran’s status, alienage, blindness, present or past history of mental disorders or physical disability, candidacy for or activity in a general assembly or other public office, constitutionally protected acts of speech, whistleblower status, use of tobacco products outside course of employment, membership in any organization engaged in civil defense, veteran’s status, any military service, application for military service, or any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

(v)                                 breach of contract (express or implied) or breach of the implied covenant of good faith and fair dealing;

(vi)                              wrongful termination, intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation, promissory estoppel, false light invasion of privacy, conspiracy, violation of public policy;

(vii)                           any other tort, statutory or common law cause of action, or any allegation for costs, expenses, or attorneys’ fees incurred in any legal action; and

(viii)                        all claims under the Massachusetts Wage Act.

The Released Claims does not include any claims relating to (i) your vested benefits under any Company benefit plan, the Equity Plan or your Equity Awards; (ii) any right to a payment or benefit under this Agreement; (iii) your right to enforce this Agreement; or (iv) any claims subject to the exceptions set forth in Section 12 below.

12.                               Exceptions.  You are not releasing any claim that cannot be waived under applicable state or federal law.  You are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the Company’s certificate of incorporation or by-laws, the Indemnification Agreement, or any directors’ and officers’ liability insurance policy of the Company.  Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the Massachusetts Commission Against Discrimination, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.  Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

13.                               ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (i) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke it, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period; and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).  Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

14.                               No Voluntary Adverse Action; Cooperation.  You agree that you will not voluntarily (except as required by law or in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim, consent or proxy solicitation or other proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.  In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.  After the Consulting Period, the Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.  Moreover, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

15.                               No Admissions.  Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

16.                               Representations.  You hereby represent that:  (a) you have been paid all compensation owed and for all hours worked; (b) you have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act, and any other applicable law or the Company’s policies; and (c) you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

17.                               Entire Agreement.  The parties acknowledge and agree that (i) this Agreement, including all exhibits and together with the Equity Award agreements (to the extent modified by this Agreement), (ii) the Nondisclosure Agreement, (iii) the Indemnification Agreement and (iv) any agreement referenced or incorporated herein by reference, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It supersedes any and all other agreements entered into by and between you and the Company, including without limitation that certain (i) Amended and Restated Employment Agreement between you and the Company dated December 15, 2009, as amended by the Amendment to Employment Agreement between you and the Company dated February 1, 2011, and as further amended by the Second Amendment to Employment Agreement between you and the Company dated November 3, 2011 (except for Sections 11 and 18 of the Employment Agreement) and (iii) the Retention Agreement (except for Sections 2 and 5 of the Retention Agreement).  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in a writing signed by you and a duly authorized officer of the Company.  Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

18.          Successors and Assigns.  This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.

19.          Applicable Law.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.

20.          Severability.  If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof will be unimpaired.  The court or arbitrator will then have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

21.          Counterparts.  This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument.  Facsimile signatures and signatures transmitted via .pdf file are as effective as original signatures.

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SIGNATURE PAGE TO SEPARATION AND CONSULTING AGREEMENT

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days.  If you do not return these fully signed documents to the Company within the aforementioned timeframe, the Company’s offer continued herein will expire.

Sincerely,

AMAG PHARMACEUTICALS, INC.

By:
Name: William K. Heiden
Title: President and Chief Executive Officer

Exhibit A - Description of Consulting Services

Exhibit B - Equity Awards

Exhibit C - Nondisclosure and Developments Agreement

UNDERSTOOD, ACKNOWLEDGED AND AGREED:

EMPLOYEE:

Lee F. Allen. M.D., Ph.D.

Date:                                    , 2013

EXHIBIT A

During the Consulting Period, you agree to provide the following Consulting Services to the Company:

1.         Advice, assistance and counsel with respect to the Company’s ongoing development program for Feraheme® (ferumoxytol) Injection for Intravenous use for a broad indication for the treatment of iron deficiency anemia in all patients (the “IDA Indication”);

2.         Advice and assistance with respect to the Company’s supplemental New Drug Application (“sNDA”) and equivalent foreign marketing applications for Feraheme® for the IDA Indication with the U.S.  Food and Drug Administration (“FDA”) and equivalent foreign regulatory authorities, including advice and assistance in answering any questions or inquiries by the FDA or equivalent foreign regulatory authorities with respect to the sNDA or equivalent foreign filings for the IDA Indication;

3.         Writing and/or reviewing responses to and coordinating data gathering to respond to questions from the FDA or equivalent foreign regulatory authorities with respect to the sNDA or equivalent foreign filings for the IDA Indication; and

4.         All other advice and assistance reasonably requested by the Company and related to Dr. Allen’s prior responsibilities with the Company or his areas of expertise.

EXHIBIT B

Equity Awards

Company: AMAG Pharmaceuticals Inc. (AMAG)

Last Name begins with Allen

As Of Date equals [Today] (3/5/2013)

Outstanding is greater than 0

Totals (SUM) for Award Amount, Vested, Unvested, Outstanding, Exercisable, Exercised, Cancelled, Forfeited, Deferred, Deferred Payout Exercised...

Award ID	Participant ID	Last Name	First Name	Plan	Award Date	Award Type	Award Price	Award Amount	Vested	Unvested	Next Vest Date
1469	091279	ALLEN	LEE	2000 Stock Plan	08/06/2007	ISO	$52.1700	7,664	7,664	0
1498	091279	ALLEN	LEE	2000 Stock Plan	08/06/2007	NQ	$52.1700	42,336	42,336	0
1694	091279	ALLEN	LEE	2007 Equity Incentive Plan	02/26/2008	ISO	$47.0800	2,124	2,124	0
1705	091279	ALLEN	LEE	2007 Equity Incentive Plan	02/26/2008	NQ	$47.0800	17,876	17,876	0
1933	091279	ALLEN	LEE	2007 Equity Incentive Plan	02/25/2009	ISO	$34.2600	2,920	2,920	0
1946	091279	ALLEN	LEE	2007 Equity Incentive Plan	02/25/2009	NQ	$34.2600	27,080	27,080	0
2282	091279	ALLEN	LEE	2007 Equity Incentive Plan	02/24/2010	ISO	$38.2900	2,611	0	2,611	02/24/2014
2283	091279	ALLEN	LEE	2007 Equity Incentive Plan	02/24/2010	RSU	$0.0000	5,417	4,062	1,355	02/24/2014
2302	091279	ALLEN	LEE	2007 Equity Incentive Plan	02/24/2010	NQ	$38.2900	13,639	12,187	1,452	02/24/2014
2931	091279	ALLEN	LEE	2007 Equity Incentive Plan	01/07/2011	RSU	$0.0000	25,000	18,750	6,250	01/07/2014
2940	091279	ALLEN	LEE	2007 Equity Incentive Plan	01/07/2011	RSU	$0.0000	5,000	0	5,000	01/07/2015
3196	091279	ALLEN	LEE	2007 Equity Incentive Plan	01/03/2012	RSU	$0.0000	20,000	10,000	10,000	01/03/2014
3254	091279	ALLEN	LEE	2007 Equity Incentive Plan	06/25/2012	ISO	$14.8900	11,717	5,859	5,858	06/25/2013
3366	091279	ALLEN	LEE	2007 Equity Incentive Plan	06/25/2012	NQ	$14.8900	28,283	14,142	14,141	06/25/2013